UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A


                   Under the Securities Exchange Act of 1934


                               (Amendment No. 3)*


                       Constellation Energy Partners LLC
             -----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                   21038E101
             -----------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2012
             -----------------------------------------------------
            (Date Of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [x] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.21038E101                      13G              Page 2 of 9 Pages
--------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:


       Richmond Hill Investments, LLC*
--------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [x]
--------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       Delaware.
--------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            2,020,896
  BENEFICIALLY    --------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             0
   REPORTING      --------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            2,020,896
                  --------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       0
--------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       2,179,515
--------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

       [ ]
--------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       9.2%
--------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       IA, HC
--------------------------------------------------------------------------


* Formerly Known As Essex Equity Capital Management, LLC

CUSIP No.21038E101                      13G              Page 3 of 9 Pages
--------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:

       Richmond Hill Investment Co., LP
--------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [x]
--------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       Delaware.
--------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             158,619
   REPORTING      --------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            0
                  --------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       158,619
--------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       2,179,515
--------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

       [ ]
--------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       9.2%
--------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       IA, PN
--------------------------------------------------------------------------

CUSIP No.21038E101                      13G              Page 4 of 9 Pages
--------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:

       Richmond Hill Capital Management, LLC
--------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [x]
--------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       Delaware.
--------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             158,619
   REPORTING      --------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            0
                  --------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       158,619
--------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       2,179,515
--------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

       [ ]
--------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       9.2%
--------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       HC, OO
--------------------------------------------------------------------------

CUSIP No.21038E101                      13G              Page 5 of 9 Pages
--------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:

        Richmond Hill Advisors, LLC
--------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [x]
--------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       Delaware.
--------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            0
  BENEFICIALLY    --------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             158,619
   REPORTING      --------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            0
                  --------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       158,619
--------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       2,179,515
--------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

       [ ]
--------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       9.2%
--------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       HC, OO
--------------------------------------------------------------------------

CUSIP No.21038E101                      13G              Page 6 of 9 Pages
--------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON:

        Ryan P. Taylor
--------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

       (a) [ ]

       (b) [x]
--------------------------------------------------------------------------
   3.  SEC USE ONLY:

--------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION:

       U.S.
--------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER:
     SHARES            158,619
  BENEFICIALLY    --------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER:
      EACH             0
   REPORTING      --------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER:
      WITH:            158,619
                  --------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER:
                       0
--------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
       2,179,515
--------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

       [ ]
--------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
       9.2%
--------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON:
       HC, IN
--------------------------------------------------------------------------

CUSIP No. 21038E101                   13G                Page 7 of 9 Pages
--------------------------------------------------------------------------

Item 1.     (a)   Name of Issuer:

                  Constellation Energy Partners LLC
                  --------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:

                  1801 Main Street, Suite 1300
                  Houston, TX 77002
                  --------------------------------------------------------

Item 2.     (a)   Name of Person Filing:

                  Richmond Hill Investments, LLC, Richmond Hill Investment Co., LP, Richmond Hill Capital Management LLC, Richmond Hill Advisors, LLC and Ryan P. Taylor. Richmond Hill Investments, LLC is the investment manager and control person of Essex Equity Joint Investment Vehicle, LLC, the holder of 2,020,896 common units of the Issuer. Ryan P. Taylor is the control person of each of Richmond Hill Advisors, LLC and Capital Management LLC, which is the control person of Richmond Hill Investment Co., LP. Richmond Hill Investment Co., LP is the investment manager and Richmond Hill Advisors, LLC is the general partner, of Richmond Hill Capital Partners, LP, the holder of 158,619 common units of the Issuer.

                  --------------------------------------------------------

            (b)   Address of Principal Business Office, or if None, Residence:

                  (1) 375 Hudson Street, 12th Floor
                      New York, NY 10014
                  --------------------------------------------------------
            (c)   Citizenship:

                  See the response(s) to Item 4 on the attached cover page(s)
                  --------------------------------------------------------
            (d)   Title of Class of Securities:

                  Common Units
                  --------------------------------------------------------
            (e)   CUSIP Number:

                  21038E101
                  --------------------------------------------------------

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            Not Applicable

CUSIP No. 21038E101                  13-G                Page 8 of 9 Pages
--------------------------------------------------------------------------
Item 4.     Ownership as of December 31, 2012.

            (a)   Amount beneficially owned:

                  See the response(s) to Item 9 on the attached cover page(s).

            (b)   Percent of Class:
                  See the response(s) to Item 11 on the attached cover page(s), which was determined by dividing the number of shares beneficially held by the Reporting Persons by 23,689,068, the number of shares of common units outstanding as of November 4, 2012, as reported in the Issuer's Form Quarterly report on 10-Q for the fiscal quarter ended September 30, 2012 filed with the Securities and Exchange Commission on November 4, 2012.


            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:
                        See the response(s) to Item 5 on the attached cover page(s).

                  (ii)  Shared power to vote or to direct the vote:
                        See the response(s) to Item 5 on the attached cover page(s).

                  (iii) Sole power to dispose or to direct the disposition of:
                        See the response(s) to Item 5 on the attached cover page(s).

                  (iv)  Shared power to dispose or to direct the disposition of:
                        See the response(s) to Item 5 on the attached cover page(s).

Item 5.     Ownership of Five Percent or Less of a Class.
            Not Applicable

Item 6. Ownership of More Than Five Percent on Behalf of Another Person. Not Applicable

Item 7.     Identification and Classification of the Subsidiary which
            Not Applicable

Item 8.     Identification and Classification of Members of the Group.
            Not Applicable

Item 9.     Notice of Dissolution of Group.
            Not Applicable

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect..

CUSIP No. 21038E101                13-G                  Page 9 of 9 Pages
--------------------------------------------------------------------------

                                  Signature.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:       February 15, 2013


            Richmond Hill Investments, LLC

Signature:  /s/ John Liu
            --------------------------------------------------------------
Name/Title: John Liu/Managing Partner
            --------------------------------------------------------------

            Richmond Hill Investment Co., L.P.

Signature:  /s/ Ryan P. Taylor
            --------------------------------------------------------------
Name/Title: Ryan P. Taylor /Managing Partner
            --------------------------------------------------------------


            Richmond Hill Capital Management, LLC

Signature:  /s/ Ryan P. Taylor
            --------------------------------------------------------------
Name/Title: Ryan P. Taylor /Managing Member
            --------------------------------------------------------------


            Richmond Hill Advisors, LLC

Signature:  /s/ Ryan P. Taylor
            --------------------------------------------------------------
Name/Title: Ryan P. Taylor /Managing Member
            --------------------------------------------------------------




/s/ Ryan P. Taylor
--------------------------------------------------------------------------
Ryan P. Taylor